                                                                       EXHIBIT 1

                            SHARE PURCHASE AGREEMENT


                                      AMONG


        GAMPADONA LIMITED, OPADALE PORTFOLIO, INC., BOSHOF HOLDING, INC.,

           SEBIRA FINANCIAL, INC., CUMBRIAN TRADING LTD., REX LEZARD,

             JOEL DUMARESQ, AJMAL KHAN, JIM BEADLE, KRISTOF KOSSUTH,

                  JOHN DEVRIES, KURT DALMATA, G. BRIAN LONGPRE,

               NORTH AMERICAN SECURITY & FIRE ACQUISITIONS, INC.,

                                       AND

                          INTREPID INTERNATIONAL, S.A.



                                  JUNE 18, 1999

                                TABLE OF CONTENTS


ARTICLE I - SHARE PURCHASE........................................................................................1
         Section 1.1       Share Purchase.........................................................................1
         Section 1.2       Purchase Price.........................................................................1
         Section 1.3       Closing................................................................................1
         Section 1.4       Transactions at the Closing............................................................1

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................................2
         Section 2.1       Organization, Standing and Qualification...............................................2
         Section 2.2       Capitalization.........................................................................2
         Section 2.3       Validity of Stock and Tradeability.....................................................2
         Section 2.4       Subsidiaries...........................................................................2
         Section 2.5       Financial Statements...................................................................3
         Section 2.6       No Material Changes....................................................................3
         Section 2.7       Business, Operations and Properties....................................................3
         Section 2.8       Authorization; Approvals...............................................................3
         Section 2.9       No Conflict with Other Instruments.....................................................3
         Section 2.10      Compliance with Law and Other Instruments..............................................4
         Section 2.11      Taxes..................................................................................4
         Section 2.12      Contracts and Promissory Notes.........................................................4
         Section 2.13      Litigation.............................................................................4
         Section 2.14      Fees and Commissions...................................................................4
         Section 2.15      Interested Party Transactions..........................................................4
         Section 2.16      ERISA..................................................................................5
         Section 2.17      Environmental and Safety Laws..........................................................5
         Section 2.18      SEC Reports............................................................................5
         Section 2.19      Full Disclosure........................................................................5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYERS........................................................5
         Section 3.1       Corporate Authority and Legal Capacity.................................................5
         Section 3.2       No Conflict with Other Instruments.....................................................5
         Section 3.3       Investment Representations.............................................................5
         Section 3.4       Fees and Commissions...................................................................6
         Section 3.5       Authorization; Approvals...............................................................6

ARTICLE IV - COVENANTS OF THE SELLER AND NASFA....................................................................6
         Section 4.1       Confidentiality........................................................................6
         Section 4.2       NASFA's Filing Obligations.............................................................6
         Section 4.3       Removal of Legend on Certificates Representing the NASFA Shares........................6
         Section 4.4       Officers and Directors.................................................................7
         Section 4.5       Access to Information..................................................................7
         Section 4.6       Cooperation............................................................................7
         Section 4.7       No New Agreements......................................................................7


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

         Section 4.8       Compensation...........................................................................7
         Section 4.9       Indebtedness...........................................................................7
         Section 4.10      No Securities Issued...................................................................7
         Section 4.11      Repurchase; Dividends..................................................................7

ARTICLE V - COVENANTS OF THE BUYERS...............................................................................8
         Section 5.1       Restrictions on Transfer...............................................................8
         Section 5.2       Transfer Instructions..................................................................8
         Section 5.3       Cooperation............................................................................8

ARTICLE VI - CONDITIONS TO THE CLOSING OF THE SELLER AND NASFA....................................................8

ARTICLE VII - CONDITIONS TO THE CLOSING OF THE BUYERS.............................................................9

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION....................................10
         Section 8.1       Survival of Representations and Warranties............................................10
         Section 8.2       Obligations of the Seller.............................................................10
         Section 8.3       Obligations of the Buyers.............................................................10
         Section 8.4       Notice of Loss or Asserted Liability..................................................11
         Section 8.5       Opportunity to Contest................................................................11

ARTICLE IX - TERMINATION.........................................................................................11
         Section 9.1       Termination of Agreement..............................................................11
         Section 9.2       Termination of Obligations............................................................12

ARTICLE X - SELLER'S OPTION......................................................................................12

ARTICLE XI - MISCELLANEOUS.......................................................................................12
         Section 11.1      Entire Agreement......................................................................12
         Section 11.2      Survival of Representations and Warranties............................................12
         Section 11.3      Notices...............................................................................13
         Section 11.4      Amendments............................................................................14
         Section 11.5      Waiver and Consent....................................................................14
         Section 11.6      Successors and Assigns................................................................14
         Section 11.7      Execution and Counterparts............................................................14
         Section 11.8      No Third Party Beneficiaries..........................................................14
         Section 11.9      Severability..........................................................................14
         Section 11.10     GOVERNING LAW.........................................................................15

Exhibit A  List of Buyers.......................................................................................A-1

Exhibit B  Sellers of NASFA Shares..............................................................................B-1




                                       ii

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                            SHARE PURCHASE AGREEMENT


         This SHARE PURCHASE AGREEMENT, dated as of June 11, 1999, among GAMPADONA LIMITED, OPADALE PORTFOLIO, INC., BOSHOF HOLDING, INC., SEBIRA FINANCIAL, INC., CUMBRIAN TRADING LTD., REX LEZARD, JOEL DUMARESQ, AJMAL KHAN, JIM BREADLE, KRISTOF KOSSUTH, JOHN DEVRIES, KURT DALMATA, G. BRIAN LONGPRE (collectively, the "Buyers"), NORTH AMERICAN SECURITY & FIRE ACQUISITIONS, INC., a Nevada corporation ("NASFA"), and INTREPID INTERNATIONAL S.A. (the "Seller").

         WHEREAS, the Seller owns or represents 11,003,296 shares of the 11,661,628 total issued and outstanding shares of capital stock of NASFA.

         WHEREAS, the Seller desires to sell to the Buyers and the Buyers desire to purchase from the Seller part of the shares owned or represented by the Seller upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the Parties hereby agree as follows:

                           ARTICLE I - SHARE PURCHASE

         Section 1.1 Share Purchase. Subject to the terms and provisions of this Agreement, at the Closing (as hereinafter defined), the Buyers shall acquire from the Seller an aggregate of 6,222,527 shares (the "NASFA Shares") of NASFA's Common Stock, US$0.001 par value (the "NASFA Common Stock"), which represent approximately 90.71% of the issued and outstanding capital stock of NASFA.

         Section 1.2 Purchase Price. Subject to the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the NASFA Shares, the Buyers will pay by wire transfer in immediately available funds to a bank account specified by the Seller in writing to the Buyer, the amount of US$150,000 (the "Cash Purchase Price").

         Section 1.3 Closing. The share purchase pursuant to Section 1.1 hereof (the "Closing") shall take place by means of a telephone conference call and the mutual exchange of documents by Federal Express. The telephone conference call shall take place at 3 p.m., Dallas local time, on June 23, 1999 or at such other time and date as may be agreed upon by the Buyers and the Seller (the "Closing Date").

         Section 1.4 Transactions at the Closing. At the Closing, the Buyers shall deliver to the Seller evidence of a wire transfer to the bank account(s) specified by the Seller in writing to the Buyers for the Cash Purchase Price, against delivery by the Seller to the Buyers of certificates representing the NASFA Shares, duly registered in the names of the Buyers, in the amount set forth in Exhibit A to this Agreement, and bearing the restrictive legend set forth in Section 5.1 hereof.



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At the Closing, the Buyers shall own beneficially and of record approximately
90.71% of the issued and outstanding capital stock of NASFA.

            ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyers the following:

         Section 2.1 Organization, Standing and Qualification. NASFA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its property and assets and to conduct its business as presently conducted and as proposed to be conducted by it. NASFA has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. NASFA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its assets, properties, condition (financial or otherwise), operating results or business. Complete and correct copies of the Articles of Incorporation and Bylaws of NASFA have been delivered to the Buyers.

         Section 2.2 Capitalization. On the Closing Date, the authorized capital stock of NASFA shall consist of 50,000,000 shares of Common Stock, US$0.001 par value, of which 6,859,781 shares are issued and outstanding, after giving effect to the reverse stock split described in Article VII, Section (g) hereof. There are no shares reserved for issuance pursuant to outstanding options, warrants, debentures and preferred stock as of the date hereof. The outstanding shares of NASFA Common Stock are duly authorized and validly issued, fully paid and nonassessable. Holders of shares of NASFA's capital stock have no preemptive rights or rights of first refusal. There are (i) no outstanding warrants, options, convertible securities or rights to subscribe for or purchase any capital stock or other securities of NASFA, (ii) no agreements between shareholders or otherwise that place restrictions on stock transfers, (iii) no existing rights of security holders to require NASFA to register any securities of NASFA or to participate with NASFA in any registration by NASFA of its securities, (iv) no voting trusts or agreements, (v) to the best knowledge of the Seller and NASFA, no agreements among stockholders providing for the purchase or sale of NASFA's capital stock, and (vi) no obligations (contingent or otherwise) of NASFA to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         Section 2.3 Validity of Stock and Tradeability. NASFA Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws, and not subject to preemptive rights. In accordance with the provisions of Rule 144(k) of the Securities Exchange Act of 1933, as amended, the NASFA Shares will be freely tradeable 90 days from the Closing Date.

         Section 2.4 Subsidiaries. NASFA (i) does not own or control, directly or indirectly, any corporation, partnership, association or business entity, and
(ii) is not a participant in any joint venture or partnership.



                                        2

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         Section 2.5 Financial Statements. The Seller has furnished the Buyers with NASFA's unaudited financial statements for the fiscal years ended December 31, 1997 and December 31, 1998 (the "Financial Statements"). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of NASFA and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and fairly and accurately present in all material respects the financial position of NASFA as of such date and the results of its operations for the period then ended. NASFA has no material liabilities, debts or obligations, whether accrued, absolute or contingent, other than liabilities reflected or reserved for in the Balance Sheet or disclosed in the notes to the Financial Statements. NASFA is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         Section 2.6 No Material Changes. Subsequent to January 1, 1999, there has been no material adverse change or any fact known to the Seller or NASFA and not disclosed in writing to the Buyers that could reasonably be expected to result in a material adverse change in the business or financial condition of NASFA, and there is no litigation or governmental proceeding to which NASFA is a party or to which any property of NASFA is subject or that is pending or, to the knowledge of the Seller or NASFA, contemplated against NASFA that the Seller or NASFA reasonably expects to result in any material adverse change in the business or financial condition of NASFA.

         Section 2.7 Business, Operations and Properties. NASFA has had no business, operations or properties.

         Section 2.8 Authorization; Approvals. All corporate action on the part of NASFA and its stockholders necessary for the authorization, execution, delivery and performance of all its obligations under this Agreement and for the authorization, issuance and delivery of NASFA Shares being purchased under this Agreement has been or will be taken prior to the Closing. The Seller has been duly authorized by the entities listed in Exhibit B to this Agreement to sell the NASFA Shares held by each entity. This Agreement, when executed and delivered by or on behalf of NASFA and the Seller, shall constitute the valid and binding obligation of NASFA and the Seller, enforceable against NASFA and the Seller in accordance with its terms. NASFA and the Seller have obtained or will obtain prior to the Closing Date all necessary consents, authorizations, approvals and orders, and have made all registrations, qualifications, designations, declarations or filings with all authorities required on the part of NASFA and the Seller in connection with the consummation of the transactions contemplated by this Agreement.

         Section 2.9 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute, with or without the passage of time or giving of notice or both, a default under any terms or provisions of (i) the Articles of Incorporation or Bylaws of NASFA or the Seller; (ii) any judgment, decree or order of any court or government agency or body having jurisdiction over NASFA or the Seller or their respective properties; (iii) any agreement, contract, understanding, indenture or other instrument to which NASFA or the Seller is a party or by which one or both of them is bound, the effect of which would have a material adverse effect on the assets, properties, condition (financial or otherwise), operating results or business of NASFA; or (iv) any statute, rule or governmental regulation applicable to NASFA or the Seller.


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         Section 2.10 Compliance with Law and Other Instruments. NASFA is not in violation in any material respect of any provision of (i) its Articles of Incorporation or its Bylaws, or (ii) any judgment, decree, order, statute, rule or governmental regulation applicable to it, the violation of which would materially and adversely affect the assets, properties, condition (financial or otherwise), operating results or business of NASFA. NASFA is not in material violation or material default in any material respect of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound.

         Section 2.11 Taxes. NASFA has accurately and timely filed all federal income tax returns and all state and municipal tax returns that are required to be filed by it and has paid or made adequate provision for the payment of all amounts due pursuant to such returns. The federal income tax returns of NASFA have not been audited by the Internal Revenue Service, and there are no waivers in effect of the applicable statute of limitations for any period. No deficiency assessment or proposed adjustment of federal income taxes or state or municipal taxes of NASFA is pending, and neither NASFA nor the Seller has knowledge of any proposed liability for any tax to be imposed.

         Section 2.12 Contracts and Promissory Notes. NASFA is not a party to any contract, lease, mortgage, notes, obligations or commitments. NASFA has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing or pension plans.

         Section 2.13 Litigation. There is no action, proceeding or governmental inquiry or investigation pending or, to the best knowledge of NASFA and the Seller, threatened against NASFA or any of its officers, directors or employees (in their capacity as such) or any of NASFA's assets or properties before any court, arbitration board or tribunal or administrative or other governmental agency. NASFA is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit or proceeding by NASFA currently pending.

         Section 2.14 Fees and Commissions. Neither NASFA nor the Buyers nor their affiliates shall be liable for any fees payable to any finder, broker, agent, financial advisor or other intermediary (collectively "Intermediary") in connection with the transactions contemplated by this Agreement.

         Section 2.15 Interested Party Transactions. Except as disclosed in its SEC Filings, no executive officer or director of NASFA or holder of more than five percent (5%) of the capital stock of NASFA or, to the best of NASFA's and the Seller's knowledge, any "affiliate" or "associate" (as these terms are defined in Rule 405 promulgated under the Securities Act) of any such person or entity or NASFA has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by NASFA, or (ii) purchases from or sells or furnishes to NASFA any goods or services, or (b) a beneficial interest in any material contract or agreement to which NASFA is a party or by which it may be bound or affected. Except as disclosed in its SEC Filings, there are no existing material arrangements or proposed material transactions between NASFA and any officer, director or holder of more than five percent (5%) of the capital stock of NASFA, or, to the best knowledge of NASFA and the Seller, any affiliate or associate of any such person.



                                        4

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         Section 2.16 ERISA. NASFA does not maintain, sponsor, or contribute to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multi-employer plan", as those terms are defined in Sections 3(2), 3(l), and 3(37) of the Employee Retirement Income Security Act of 1974, as amended.

         Section 2.17 Environmental and Safety Laws. To the best knowledge of NASFA and the Seller, NASFA is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         Section 2.18 SEC Reports. NASFA has filed all periodic reports with the Securities and Exchange Commission (the "SEC") that it has been required to file (the "SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, each of the SEC Filings, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.19 Full Disclosure. The representations and warranties of the Seller do not contain and will not contain, as of the date hereof and the Closing Date, any untrue statement of a material fact or omission to state any material fact necessary to keep the statements contained herein from being misleading.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYERS

         Each of the Buyers represents and warrants to the Seller the following:

         Section 3.1 Corporate Authority and Legal Capacity. Each of the Buyers has all requisite corporate power and authority, or individual legal right and capacity, to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

         Section 3.2 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute, with or without the passage of time or giving of notice or both, a default under any terms or provisions of (i) the Articles of Incorporation or Bylaws of any Buyer; (ii) any judgment, decree or order of any court or government agency or body having jurisdiction over any Buyer or their respective properties; (iii) any agreement, contract, understanding, indenture or other instrument to which any Buyer is a party or by which it is bound; or
(iv) any statute, rule or governmental regulation applicable to either any.

         Section 3.3 Investment Representations. The Buyers are acquiring the NASFA Shares for their own accounts, for investment purposes and not with a view to, or for sale in connection with, any distribution of such shares.



                                        5

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         Section 3.4 Fees and Commissions. Neither the Buyers nor their affiliates have incurred any fees payable to Intermediaries in connection with the transactions contemplated by this Agreement.

         Section 3.5 Authorization; Approvals. This Agreement, when executed and delivered by or on behalf of the Buyers, shall constitute the valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms. The Buyers have obtained or will obtain prior to the Closing Date all necessary consents, authorizations, approvals and orders, and have made all registrations, qualifications, designations, declarations or filings with all federal, state or other relevant governmental authorities required on the part of the Buyers in connection with the consummation of the transactions contemplated by this Agreement.

                 ARTICLE IV - COVENANTS OF THE SELLER AND NASFA

         The Seller and NASFA hereby covenant and agree with the Buyers that:

         Section 4.1 Confidentiality. The Seller and NASFA will maintain in confidence and neither disclose to any third party nor make commercial use of all or any part of any information disclosed by the Buyers in connection with the transactions contemplated hereunder.

         Section 4.2 NASFA's Filing Obligations. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of any of the NASFA Shares which may be restricted as defined in Rule 144 to the public without registration pursuant to the Securities Act, NASFA agrees to use its best lawful efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 at all times during which NASFA is subject to the reporting requirements of the Exchange Act;

                  (b) File with the SEC in a timely manner all reports and other documents required of NASFA under the Securities Act and the Exchange Act (at all times during which NASFA is subject to such reporting requirements); and

                  (c) So long as the Buyers own any of the NASFA Shares and such shares are restricted securities as defined in Rule 144, furnish to the Buyers upon written request a written statement to NASFA as to its compliance with the reporting requirements of Rule 144 and with regard to the Securities Act and the Exchange Act (at all times during which NASFA is subject to such reporting requirements), a copy of the most recent annual or quarterly report of NASFA and such other reports and documents of NASFA and other information in the possession of or reasonably obtainable by NASFA as the Buyers may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Buyers to sell any of the NASFA Shares without registration pursuant to the Securities Act.

         Section 4.3 Removal of Legend on Certificates Representing the NASFA Shares. NASFA shall promptly remove the legend on any certificates representing the NASFA Shares once the provisions of the Securities Act are satisfied, upon the written request of the Buyers. In addition,


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NASFA shall notify its transfer agent that any stop transfer instructions with respect to the NASFA Shares have been rescinded.

         Section 4.4 Officers and Directors. Promptly after the Closing, NASFA will take such action as may be necessary to cause the officers and directors of NASFA proposed by the Buyers to be elected and for all of its incumbent officers and directors to resign, effective as of the Closing.

         Section 4.5 Access to Information. From the date hereof to the Closing Date, the Seller and NASFA will afford the Buyers reasonable access during regular business hours to the books and records of NASFA and the opportunity to ask questions of, and to receive answers from, NASFA and to obtain any additional information, written and oral, to the extent the Seller, NASFA or any of NASFA's agents, representatives, accountants or legal counsel has such information or could acquire it without unreasonable effort or expense.

         Section 4.6 Cooperation. Prior to the Closing, the Seller and NASFA will cooperate with the Buyers in taking any and all actions or executing any and all documents appropriate to consummate the transactions contemplated by this Agreement.

         Section 4.7 No New Agreements. Prior to the Closing, the Seller and NASFA will not enter into any contracts, agreements, leases, mortgages, instruments or promissory notes that could reasonably be expected to bound NASFA, its business or its assets.

         Section 4.8 Compensation. Prior to the Closing, NASFA will cancel and terminate any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, and any employment, compensation or consulting agreement or arrangement.

         Section 4.9 Indebtedness. Prior to the Closing, NASFA will not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed or voluntarily create, incur, assume or guarantee any other indebtedness or obligation other than in the ordinary course of business.

         Section 4.10 No Securities Issued. Prior to the Closing, NASFA will not issue any shares of its capital stock or enter into any contract or grant any option, warrant or right calling for the issuance of any shares and will not create any securities convertible into any such shares or convertible into securities in turn so convertible or enter into any contract or grant any option, warrant or right calling for the issuance of any such convertible security.

         Section 4.11 Repurchase; Dividends. Prior to the Closing, NASFA will not redeem, repurchase or otherwise acquire any capital stock of NASFA or declare or apply any dividend in cash, securities or other property.


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                       ARTICLE V - COVENANTS OF THE BUYERS

         The Buyers hereby covenant and agree with the Seller and NASFA that:

         Section 5.1 Restrictions on Transfer. The Buyers (a) will not offer, sell, transfer, give, pledge, hypothecate or otherwise dispose of the NASFA Common Stock, unless such offer, sale, transfer, gift, pledge, hypothecation or other disposition is in compliance with the Securities Act and applicable state securities laws, and (b) subject to the obligations of NASFA pursuant to Section
4.3 hereof, the certificate(s) representing the NASFA Shares shall bear a legend stating in substance:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

         Section 5.2 Transfer Instructions. NASFA may provide for appropriate transfer instructions to implement the provisions of Section 5.1 hereof.

         Section 5.3 Cooperation. Prior to the Closing, the Buyers will cooperate with the Seller and NASFA in taking any and all actions or executing any and all documents appropriate to consummate the transactions contemplated by this Agreement.

         ARTICLE VI - CONDITIONS TO THE CLOSING OF THE SELLER AND NASFA

         The obligation of the Seller and NASFA on the Closing Date to sell, transfer and assign to the Buyers the NASFA Shares and to perform the additional covenants set forth in this Agreement shall be subject to each of the following conditions precedent, any one or more of which may be waived by the Seller and
NASFA:

                  (a) Representations and Warranties. The representations and warranties made by the Buyers herein shall be true and accurate in all material respects on and as of the Closing Date as if made on the Closing Date.

                  (b) Performance. The Buyers shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by them prior to or at the Closing.



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                  (c) Consents. The Buyers shall have secured all permits,
consents and authorizations that shall be necessary or required lawfully to consummate the transactions contemplated by this Agreement.

                  (d) Compliance Certificates. The Buyers shall have delivered to the Seller and NASFA at the Closing certificates to the effect that all conditions specified in Article VI, Sections (a) to (c) hereof, inclusive, have been fulfilled.

                  (e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Seller and NASFA.

              ARTICLE VII - CONDITIONS TO THE CLOSING OF THE BUYERS

         The obligation of the Buyers on the Closing Date to purchase the NASFA Shares shall be subject to each of the following conditions precedent, any one or more of which may be waived by the Buyers:

                  (a) Representations and Warranties. The representations and warranties made by the Seller and NASFA herein shall be true and accurate in all material respects on and as of the Closing Date as if made on the Closing Date.

                  (b) Performance. The Seller and NASFA shall have performed and complied with all agreements and conditions contained herein and other documents incident to the transactions contemplated by this Agreement required to be performed or complied with by any of them prior to or at the Closing.

                  (c) Consents. The Seller and NASFA shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate the transactions contemplated by this Agreement.

                  (d) Compliance Certificates. The Seller and NASFA shall have delivered to the Buyers or their representative at the Closing certificates to the effect that all conditions specified in Article VII, Sections (a) to (c) hereof, inclusive, have been fulfilled.

                  (e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Buyers, and the Buyers shall have received all such counterpart originals or certified or other copies of such documents as the Buyers may reasonably request.

                  (f) Audited Financial Statements. The Seller and NASFA shall have furnished the Buyers with NASFA's audited financial statements for the fiscal years ended December 31, 1997 and December 31, 1998, and those financial statements shall materially conform to the Financial Statements discussed in
Section 2.5 hereof with regards to preparation and contents.

                  (g) Reverse Stock Split. NASFA shall have effected a reverse stock split of the NASFA Common Stock at the ratio of 1.7 shares to 1 share.

                  (h) Corporate Name. The corporate name of NASFA shall have been changed to Royal Holding Services Ltd.


                  (i) Cancellation of Indebtedness and Agreements. All indebtedness and agreements of NASFA shall have been satisfied, discharged or canceled, all agreements between NASFA and the Seller or its affiliates shall have been terminated and all accrued compensation or other amounts payable shall have been waived, and NASFA shall have delivered evidence thereof to the Buyers.

                  (j) Dissenters' Rights. No shareholders of NASFA shall have exercised any dissenters' rights in connection with this Agreement.

                  (k) Corporate Documents, Stock Certificates and Stock Transfer Records. NASFA's certified Articles of Incorporation, Bylaws, corporate minutes, stock certificates and stock transfer records shall have been delivered to counsel to the Buyers.

                  (l) Registration Rights Agreement. NASFA and the Buyers shall have executed and delivered a Registration Rights Agreement.

          ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                                 INDEMNIFICATION

         Section 8.1 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made or to be performed by NASFA, the Seller or the Buyers pursuant to this Agreement will survive the execution and delivery hereof and the Closing hereunder, and will thereafter terminate and expire on the date which is two (2) years after the Closing, with respect to any "General Claim" (as herein defined) which has not occurred or arisen on or before such date. As used in this Agreement, "General Claim" means any claim based upon, arising out of or otherwise related to any material inaccuracy in any representation or warranty or any breach of any covenant or agreement made by any of the parties in or pursuant to this Agreement.

         Section 8.2 Obligations of the Seller. The Seller agrees to indemnify, defend and hold the Buyers (and each of their beneficiaries, affiliates and assigns) harmless from and against all losses, costs, deficiencies, damages, consequential damages (including, but not limited to, interruptions of business and costs of remedial actions), fines, penalties and liabilities incurred, and all expenses (including, but not limited to reasonable attorneys' fees) arising out of or otherwise related to any General Claim (collectively, "Losses," and individually, a "Loss"), net of any insurance recovery actually received relating to such Loss.

         Section 8.3 Obligations of the Buyers. The Buyers agree to indemnify, defend and hold the Seller (and each of its beneficiaries, affiliates and assigns) harmless from and against all Losses, net of any insurance recovery actually received relating to such Loss.

         Section 8.4 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any indemnified party (the "Indemnitee") intends to seek indemnification, or (b) receipt by the Indemnitee of written notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee will give notice thereof to any other party (or parties) obligated to provide indemnification (the "Indemnifying Party").

         Section 8.5 Opportunity to Contest. The Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it will within thirty (30) days after receiving notice of the claim from Indemnitee (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so, and the Indemnitee will cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to so notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee (upon further notice to the Indemnifying Party) will hereafter have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the compromise or contest of such Asserted Liability at any time before final settlement or determination thereof. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. If the Indemnifying Party chooses to contest any Asserted Liability, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for, will make its officers and employees available, on a basis reasonably consistent with their other duties, in connection with, and will otherwise cooperate with, such defense.

                            ARTICLE IX - TERMINATION

         Section 9.1 Termination of Agreement. This Agreement may be terminated:

                  (a) Prior to the Closing, by the mutual written consent of the parties;

                  (b) At the Closing, by the Buyers in writing, without liability, if the Seller or NASFA (i) fails to perform in any material respect any act required on or prior to the Closing, or (ii) materially breaches any of its representations, warranties or covenants in this Agreement;

                  (c) At the Closing, by the Seller in writing, without liability, if the Buyers (i) fail to perform in any material respect any act required on or prior to the Closing, or (ii) materially breach any of their representations, warranties or covenants in this Agreement; or

                  (d) At any time, by any party in writing, without liability, if any court or governmental or regulatory agency order, writ, injunction, or decree prohibits or restrains any party from consummating the transactions contemplated here.

                  (e) If the Closing does not occur by the Closing Date, by the Seller or the Buyers.

         Section 9.2 Termination of Obligations. Termination of this Agreement pursuant to this Article will terminate all of the parties' obligations. However, termination pursuant to Sections 9.1(b), (c) or (e) hereof will not relieve a defaulting or breaching party from any liability to any other party. Within fifteen (15) days after this Agreement is terminated, each party will, upon written request from any other party, return all documents and copies previously delivered to it or made in connection with this Agreement.

                           ARTICLE X - SELLER'S OPTION

         The Parties to this Agreement recognize that an essential factor motivating the Seller is NASFA's purchase of approximately 54% of the issued and outstanding shares of Modiluft Ltd., an Indian company formed to carry out domestic airline operations. Therefore, the Parties hereto expressly agree that in the event NASFA does not purchase the shares of Modiluft Ltd. as currently contemplated within one-hundred-twenty (120) days of the Closing Date, the Seller shall have ten (10) days within which to provide the Buyers with notice of its decision to exercise an option to repurchase the NASFA Shares from the Buyers for the Cash Purchase Price (the "Option").

         Should the Seller decide to exercise the Option, the Parties agree to carry out the sale, assignment, transfer and delivery to the NASFA Shares from the Buyers to the Seller in good faith and within thirty (30) days.

         Should the Seller fail to provide each of the Buyers with notice of its decision to exercise the Option within the ten (10) day time limit set forth above, the Option shall automatically expire, with no obligation on the Buyers to notify the Seller of such expiration, and the Seller shall be barred from making further attempts to recover the NASFA Shares.

                           ARTICLE XI - MISCELLANEOUS

         Section 11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representation, or covenants except as specifically set forth herein.

         Section 11.2 Survival of Representations and Warranties. The warranties, representations and covenants of the Buyers, the Seller and NASFA contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

         Section 11.3 Notices. All notices, requests, demands, consents and other communications herein shall be in writing and shall be deemed, unless otherwise specified herein, to have been duly given if personally delivered or mailed, first-class certified mail, postage prepaid and return receipt requested or sent by recognized overnight courier service or transmitted by telex or facsimile, as follows:

                   (a)     If to the Buyers:

                           Joel S. Dumaresq
                           #5-4360 Agar Drive
                           Richmond, British Columbia  V78-1A3
                           Canada
                           Facsimile No.  (604) 276-8377

                           with a copy to (which shall not constitute effective notice to the Buyers):

                           Norman R. Miller, Esq.
                           L. Scott Brown, Esq.
                           Wolin, Ridley & Miller LLP
                           3100 Bank One Center
                           1717 Main Street
                           Dallas, Texas  75201
                           Facsimile No. (214) 939-4949

                   (b)     If to NASFA or the Seller:

                           Kirt W. James
                           North American Security & Fire Acquisitions, Inc. Intrepid International, S.A.
                           24843 Del Prado, Suite 318
                           Dana Point, California 92629

                           with a copy to (which shall not constitute effective notice to NASFA or the Seller):

                           William Stocker, Esq.
                           34700 Pacific Coast Highway, Suite 303
                           Capistrano Beach, California  92624
                           Facsimile No. (949) 248-1688
                            and

                            Karl E. Rodriguez, Esq.
                            The Security Centre
                            147 Carondelet Street, No. 1105
                            New Orleans, Louisiana  70130
                            Facsimile No. (504) 464-2643

or such other addresses as each of the parties hereto may provide from time to time in writing to the party. For purposes of computing the time periods set forth in this Section, the delivery date shall be deemed to be (i) three (3) days after the date of mailing, (ii) the date personally delivered or sent by telex or facsimile, or (iii) the business day after the date sent by recognized overnight courier service.

         Section 11.4 Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.

         Section 11.5 Waiver and Consent. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any party hereto or a breach of any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

         Section 11.6 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         Section 11.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

         Section 11.8 No Third Party Beneficiaries. Except as otherwise provided, this Agreement has been and is made solely for the benefit of and shall be binding upon the Buyers, the Seller and NASFA, and no other person shall acquire or have any rights under or by virtue of this Agreement.

         Section 11.9 Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

         Section 11.10 GOVERNING LAW. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE.



                           [INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.



             GAMPADONA LIMITED

             /s/ Corporate Board Limited
             ------------------------------------
             as Director


             ODADALE PORTFOLIO, INC., BAHAMAS

             /s/ Marie McDonald                       /s/ Pachridee Hanna
             ------------------------------------     --------------------------
             MARIE MCDONALD                           PACHRIDEE HANNA
             Chairman                                 Secretary

             BOSHOF HOLDING, INC., PANAMA

             /s/ Aida May Biggs                       /s/ Adelina M. De Estribi
             ------------------------------------     --------------------------
             AIDA MAY BIGGS                           ADELINA M. DE ESTRIBI
             Director                                 Director

             SEBIRA FINANCIAL, INC., BELIZE

             /s/ Naim E. Musa                         /s/ Esther N. Aguet
             ------------------------------------     --------------------------
             NAIM E. MUSA                             ESTHER N. AGUET
             Director                                 Director

             CUMBRIAN TRADING LTD.

             /s/ First Executive Directors, Inc.
             ------------------------------------
             By: First Company Directors, Inc.

             /s/ Rex Lezard
             ------------------------------------
             REX LEZARD

             /s/ Joel Dumaresq
             ------------------------------------
             JOEL DUMARESQ

                             /s/ Ajmal Khan
                             --------------------------------------------------
                             AJMAL KHAN

                             /s/ Jim Beadle
                             --------------------------------------------------
                             JIM BEADLE

                             /s/ Kristof Kossuth
                             --------------------------------------------------
                             KRISTOF KOSSUTH

                             /s/ John Devries
                             --------------------------------------------------
                             JOHN DEVRIES

                             /s/ Kurt Dalmata
                             --------------------------------------------------
                             KURT DALMATA

                             /s/ G. Brian Longpre
                             --------------------------------------------------
                             G. BRIAN LONGPRE


                             NORTH AMERICAN SECURITY & FIRE
                             ACQUISITIONS, INC.

                             /s/ Kirt W. James
                             --------------------------------------------------
                             By: KIRT W. JAMES, PRESIDENT


                             INTREPID INTERNATIONAL, S.A.

                             /s/ J. Dan Sifford
                             --------------------------------------------------
                             By: J. DAN SIFFORD, UNITED STATES MANAGING PARTNER

                                                                       EXHIBIT A



                                 LIST OF BUYERS


Name and Address                       No. of NASFA Shares             Amount
----------------                       -------------------             ------
GAMPADONA LIMITED                             612,000                    $14,758.00
Trust House
112, Bonadie Street
Kingstown
Saint Vincent, W.I.


OPADALE PORTFOLIO, INC.                       579,000                    $13,957.00
50 Shirley Street
P. O. Box CB - 13937
Nassau
Bahamas


BOSHOF HOLDING, INC.                          569,000                    $13,716.00
c/o Morgan y Morgan
53rd Street
Urbanizacion Obarrio
Swiss Tower, 16th Floor
Panama
Republic of Panama


SEBIRA FINANCIAL, INC.                        580,000                    $13,981.00
Jasmin Court
35 A Regent Street
P. O. Box 1777
Belize City
Belize


CUMBRIAN TRADING LTD.                         560,000                    $13,499.00
Lake Building, 1st Floor
Wickhams Cay 1
P. O. Box 3152
Road Town
Tortola
British Virgin Islands


Name and Address                                     No. of NASFA Shares              Amount
----------------                                     -------------------              ------

REX LEZARD                                               100,000                    $ 2,410.00
#7 Orchard Hill
Windlesham, Surrey
GU 206 DB


JOEL DUMARESQ                                            200,000                    $ 4,821.00
3505 W. 15th Ave.
Vancouver, B.C.
Canada
V6R 2Z3


AJMAL KHAN                                               200,000                    $ 4,821.00
1177 West Hastings Street, Ste. 2000
Vancouver, B.C.
Canada
V6E 2K3


JIM BEADLE                                                50,000                    $ 1,205.00
1177 West Hastings Street, Suite 1710
Vancouver, B.C.
Canada
V6E 2K3


KRISTOF KOSSUTH                                          564,000                    $13,595.00
Hohenstafsenstrasse
#32 10799
Berlin
Germany


JOHN DEVRIES                                             590,000                    $14,222.00
Box 178
Grande Turk
Turks & Caicos Islands
B.W.I.


Name and Address                                No. of NASFA Shares                 Amount
----------------                                -------------------                 ------

KURT DALMATA                                          776,890                    $ 18,727.00
Corporate Consulting Group
Lavaterstrasse 45
Zurich
Switzerland


G. BRIAN LONGPRE                                      841,637                    $ 20,288.00
Synergy International
East Bay Centre
Suite B-66
P. O. Box N-1836
Nassau, Bahamas




                                                    =========                    ===========
                           TOTAL                    6,222,527                    $   150,000

                                                                       EXHIBIT B



SELLERS OF NASFA SHARES:

         Intrepid International, S.A.
         Exim International Enterprises, S.A.
         Marshall Worldwide Limited, S.A.
         Indiasa, S.A.
         Overseas Aviation Corporation


                                      B-1